UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  September 28, 2011

GENESIS SOLAR CORPORATION
(Name of registrant as specified in its charter)

Colorado	2-87052-D	84-0194754
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

4600 South Ulster Street, Suite 800
Denver, CO 80237
Address of principal executive offices

303-221-3680
Telephone number, including
Area code

___________________
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Immediately following the authorization for the filing of this Form 8-K on September 27, 2011, all of the directors of the Company resigned.  In their resignation letter, the directors each said: “I hereby resign as a member of the board of directors of Genesis Solar Corporation, effective at 5:00 pm on September 27, 2011.  I am resigning wholly for personal reasons.  In that connection, I note that, as disclosed in the Company’s financial statements as publicly filed in recent reports with the Securities and Exchange Commission, the Company is and has been unable to pay its debts as they have become due except through loans from the Company’s president, and the Company has been unable to raise the financing necessary to complete any business transaction.  As a result, the Company has a substantial, unsolvable, working capital deficit.  There is no evidence that this situation will not continue.”

The resignation of the Company’s officers was stated to be effective immediately upon filing of this Form 8-K.

A copy of this disclosure was provided to each director and officer, and none objected.

Item 8.01   Other Events.

On September 28, 2011, the Company filed a certification on Form 15 with the Securities and Exchange Commission.  The effect of filing the Form 15 is to immediately suspend the Company’s reporting obligations under the Securities Exchange Act of 1934.  As a result, the Company does not expect to be filing its quarterly report for the quarter ended September 30, 2011, or subsequent reports.

The Company chose to make this filing because it is no longer able to incur debt to meet its reporting obligations.  The Company has no prospects for financial success and, as stated in the Company’s reports to date, it has been unable to meet its obligations under prior letters of intent and contemplated business arrangements because of its inability to raise any capital.  There are no prospects that this situation will improve in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 28th day of September 2011.

Genesis Solar Corporation

By: /s/ David W. Brenman
David W. Brenman, President